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                                                            EXHIBIT 10(lxxxix)

                             NACCO INDUSTRIES, INC.
                EXECUTIVE LONG-TERM COMPENSATION PLAN GUIDELINES




1.    Guidelines
      ----------
   These 1994 Executive Long-Term Incentive Compensation Plan Guidelines ("Guidelines") have been approved by the Committee for the administration of the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan (the "Plan") for Awards granted to Participants for the Award Year.

2.    Definitions
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         (a) "Adjusted ROE" means the Company's 1994 adjusted return on equity calculated as follows:

        Net Income (before extraordinary charges) + Amortization of Goodwill
  ------------------------------------------------------------------------------
  Weighted Average (Stockholders' Equity + Accumulated Amortization of Goodwill)

where:

             (i) NET INCOME BEFORE EXTRAORDINARY ITEMS is defined as income, as defined by general accepted accounting principles ("GAAP"), for the Company and its subsidiaries for the subject year before extraordinary items, but including extraordinary charges for refinancing.

             (ii) AMORTIZATION OF GOODWILL is defined as the amortization expense related to the intangible asset goodwill for the Company and its subsidiaries for the subject year.

             (iii) WEIGHTED AVERAGE STOCKHOLDERS' Equity is calculated by adding the stockholders' equity, as defined by GAAP, at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen.

             (iv) WEIGHTED AVERAGE ACCUMULATED AMORTIZATION OF GOODWILL is calculated by adding accumulated amortization of goodwill, as defined by GAAP, at the beginning of the subject year and the end of each month of the subject year and dividing by thirteen.

         (b) "Average Award Share Price" means the average of the closing price per share on the New York Stock Exchange on the Friday (or if Friday is not a trading day, the last trading day before such Friday) for each week of the Award Year for Class A Common Stock.
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         (c) "Award" means an award made to a Participant under the Plan for the Award Year. The amount of an Award shall be equal to a Participant's Base Amount, multiplied by the ROE Factor. The amount of an Award shall be allocated between the cash component, to be paid in cash, and the equity component, to be paid in Award Shares. The amount of the cash component is intended to be the approximate amount required by the Participant to pay federal, state and local income taxes on the Award, and shall be calculated assuming a marginal tax rate of 35%. The number of Award Shares constituting the equity component of an Award shall be equal to the number of Award Shares which can be purchased at the Average Award Share Price with an amount equal to the equity component.

         (d) "Award Shares" means shares of Class A Common Stock which are granted as the equity component of an Award to a Participant pursuant to the Plan and with such restrictions as are imposed by the Committee.

         (e) "Award Year" means the calendar year 1994.

         (f) "Base Amount" means for any Participant a dollar amount, which amount shall be equal to the salary midpoint for the Salary Points assigned to the Participant by the Committee multiplied by the long-term compensation target percent for those Salary Points. Attached hereto as EXHIBIT A is a schedule listing the Base Amount for each Participant for the Award year.

 (g) "Class A Common Stock" means the Company's Class A Common Stock, par value
                               $1.00 per share.

         (h) "Committee" means the Committee appointed under the terms of the Plan.

         (i) "Participant" means any salaried employee of the Company generally having at least 950 Salary Points, who in the judgment of the Committee occupies a key executive position in which his efforts may significantly contribute to the profits or growth of the Company. Directors of the Company who are also employees of the Company are eligible to participate in the Plan. Employees of the Company's subsidiaries shall not be eligible to participate in the Plan. Attached hereto as EXHIBIT A is a schedule listing the Participants for the Award Year.

         (j) "ROE Factor" means a percentage based on Adjusted ROE for the Award Year.





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Attached hereto as EXHIBIT B is a schedule listing the ROE Factor based on
Adjusted ROE for the Award Year.

         (k) "Salary Points" means the salary points assigned to a Participant by the Committee pursuant to the Hay salary point system, or any other system for determining levels of executive compensation which may be adopted from time to time by the Committee.

3.       Awards
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         3.1 Awards
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         (a) PARTICIPANTS.  EXHIBIT A lists the  Participants for the Award
Year. The Committee shall have the power to add Participants at any later date if individuals subsequently become eligible to participate in the Plan. The Committee shall notify each Participant in writing that he is eligible to receive an Award for such year and the amount of his Base Amount. If a Participant, other than a Participant who is for the Award Year a "covered employee" under Section 162(m) of the Internal Revenue Code of 1986, as amended, receives an increase in Salary Points, such increase and the resulting change in his Salary Midpoint will be reflected on EXHIBIT A.

         (b) AWARDS. As soon as practicable following the end of the Award Year the Committee shall determine (i) the ROE Factor for such year and (ii) the Average Award Share Price for such year. Based upon the foregoing amounts, the Committee shall determine the amount of the Award, the cash component of such Award and the number of Award Shares to be awarded to each Participant receiving an Award, which shall be determined in the manner set forth herein. Promptly thereafter, the Company shall deliver to each such Participant the cash component of the Award and certificates representing the number of Award Shares authorized by the Committee. Such Award Shares shall be fully paid, nonassessable shares of Class A Common Stock, which shares shall be subject to the restrictions set forth in these Guidelines. The Company shall pay any and all fees and commissions incurred in connection with any purchase by the Company of shares which are to be Award Shares and the transfer to Participants of Award Shares.

         3.2 Restrictions on Award Shares
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 (a)   RESTRICTIONS ON TRANSFER.  Except as otherwise set forth in this Section
                                 3.2, neither





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Award Shares shall not be assigned, pledged, hypothecated or otherwise transferred (a "Transfer") by a Participant or any other person, voluntarily or involuntarily, other than a Transfer of Award Shares (i) by will or the laws of descent and distribution, (ii) pursuant to a domestic relations order ("QDRO") in Section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, or (iii) to a trust for the benefit of a Participant or his spouse, children or grandchildren, provided that Award Shares transferred to such a trust shall continue to be Award Shares subject to this Plan. The Company shall not honor, and shall instruct its transfer agent not to honor, any attempted Transfer, and any attempted Transfer shall be invalid.

         (b) DIVIDENDS, VOTING RIGHTS, EXCHANGES, ETC. Except for the restrictions set forth in this Section 3.2 and any restrictions required by law, a Participant shall have all rights of a stockholder with respect to his Award Shares including the right to vote, to receive dividends as and when declared by the Board of Directors and paid by the Company, and to participate in any of the matters described in clauses (a), (b) or (c) of Section 7 of the Plan (each referred to as an "Extraordinary Event"). All securities received by a Participant with respect to Award Shares in connection with any such Extraordinary Event shall be deemed to be Award Shares and shall be restricted pursuant to the terms of these Guidelines to the same extent and for the same period as if such securities were the original Award Shares with respect to which they were issued.

         (c) RELEASE OF RESTRICTIONS. The restrictions on Award Shares set forth in this Section 3.2 shall lapse for all purposes and shall be of no further force or effect upon the earliest to occur of (i) the tenth anniversary of the last calendar day of the Award Year, (ii) the date of the Participant's death or permanent disability, (iii) five years (or earlier with the approval of the Committee) after retirement pursuant to the terms of the then existing pension plan applicable to the Participant, (iv) an extraordinary release of restrictions pursuant to Section 3.2(d), (v) the transfer of Award Shares to a person other than the Participant pursuant to a QDRO, but only as to those Award Shares so transferred, or (vi) a lapse of restrictions as provided in the terms of an instrument of termination adopted under the Plan. Following the lapse of restrictions pursuant to this Section 3.2(c) or Section 3.2(d), the shares shall no longer be "Award Shares" and, at the Participant's request, the Company shall take all such action as may be necessary to exchange certificates representing Award Shares for certificates representing an equal number of shares of Class A Common Stock without the legend required by Section 3.2(e), which shares shall be fully paid, nonassessable and unrestricted by the terms of the Plan.

        (d) EXTRAORDINARY RELEASE OF RESTRICTIONS. At any time following the third anniversary of





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the last calendar day of the Award Year, a Participant may request in writing that the Committee authorize the lapse of restrictions on transfer of Award Shares granted as an Award for the Award Year if the Participant desires to dispose of such Award Shares for (i) the purchase of a principal residence for the Participant, (ii) payment of medical expenses for the Participant, his spouse or his dependents, (iii) payment of expenses for the education of the Participant, his spouse or his dependents or (iv) any other extraordinary reason which the Committee has previously approved in writing, provided that the restrictions on no more than 20% of the Award Shares granted for the Award Year may be released pursuant to this Section 3.2(d) before the tenth anniversary of the last calendar day of the Award Year. The Committee shall have the sole power to grant or deny any such request. Upon the granting of any such request, the Company shall cause the release of restrictions pursuant to Section 3.2(c) of such number of Award Shares as the Committee shall authorize.

         (e) LEGEND. The Company shall cause the following legend to be placed on the face or back of each certificate for Award Shares:

                          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE NACCO INDUSTRIES, INC. EXECUTIVE LONG-TERM INCENTIVE COMPENSATION PLAN ("PLAN"). SUCH RESTRICTIONS ON TRANSFER UNDER THE PLAN SHALL LAPSE FOR ALL PURPOSES AND SHALL BE OF
                          NO FURTHER FORCE OR EFFECT AFTER DECEMBER 31, 2004, OR SUCH EARLIER TIME AS PROVIDED IN THE PLAN.

4.       Effect of Guidelines
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         Notwithstanding any provision of the Plan to the contrary, the provisions of these Guidelines may not be amended, modified or changed by the Committee during the Award Year. The Committee hereby agrees not to exercise any residual discretion granted to the Committee under the terms of the Plan in a manner that would result in the amendment or modification of these Guidelines during the Award Year.


C41067